Exhibit 99.1

Cordia Corp. Announces New Independent Director

Winter Garden, Florida, October 25, 2006 – Cordia Corporation (“Cordia”) (OTCBB: CORG), a global communications service provider, announced today the appointment of Robert Majernik to the Company’s Board of Directors (the “Board”).

On October 23, 2006, the Board approved and ratified the nomination of Mr. Majernik to the Board of Directors.  Mr. Majernik shall serve as Chairman of the audit committee and on the nominating committee.   Mr. Majernik is a certified public accountant and has over thirty years of financial experience.  During the last five years, Mr. Majernik has served as controller for Sunham Home Fashions, LLC, an importer of goods.

"We are pleased to welcome Robert to Cordia’s Board," said Joel Dupré, Cordia's Chairman and CEO. "We believe his wealth of financial and business experience, along with his international background will be invaluable as Cordia continues to grow as a global provider of telecommunications products and services.”

Mr. Majernik’s appointment was made to replace the vacancy created by Mr. Gandolfo Verra’s resignation from the Board. Mr. Verra tendered his resignation as a member of the Board effective October 23, 2006.  Mr. Verra’s resignation comes as a result of his appointment to serve as Chief Financial Officer, which resulted in the loss of his independent status, decreasing the ratio of independent to non-independent Board members.  At the time of his resignation Mr. Verra served on the nominating committee and as Chairman of the audit committee.  Mr. Verra will continue to serve in his capacity as Chief Financial Officer.

About Cordia Corporation

Cordia Corporation, through its operating subsidiaries, Cordia Communications Corp., CordiaIP Corp., and My Tel Co, Inc. offers business, residential, and wholesale customers local and long distance telecommunications services utilizing traditional wireline and VoIP technologies. In addition, Cordia develops and provides a suite of proprietary web-based billing software and outsourced services to local, long distance and VoIP telecommunications providers.

Safe Harbor

This release contains forward-looking statements that involve risks and uncertainties. Cordia's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, availability of management; availability, terms, and deployment of capital; Cordia's ability to successfully market its services to current and new customers, generate customer demand for its product and services in the geographical areas in which Cordia can operate, access new markets, all in a timely manner, at reasonable cost and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to vary in such forward-looking statements.

Contact:

Cordia Corporation

Kevin Griffo

866-777-7777

kgriffo@cordiacorp.com

Or

Alliance Advisors, LLC

Alan Sheinwald

914-244-0062

asheinwald@allianceadvisors.net